Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 related to the HighTouch Technologies, Inc. 1999 Stock Option Plan of our report dated September 9, 1999 relating to the financial statements of Retek Logistics, Inc., which appears in Retek Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.


Minneapolis, Minnesota
May 19, 2000